Exhibit 10.21

October 22, 2024

Mr. Michael Wise

[Address]

Subject: New Position

Dear Mike,

It is with pleasure that we offer you the position of Senior Vice President, Power Supply with Old Dominion Electric Cooperative (ODEC).

Should you accept this position, you will report to Chris Cosby, Chief Operating Officer, and your salary for this exempt position will be $14,366.04 gross per pay period. ODEC has 26 pay periods per year. You will be in a learning curve for the first year in role and your performance will be evaluated after one year. Your responsibilities and salary may be subject to periodic review and modification in accordance with ODEC's operational needs, as they may change over time. Your employment with ODEC is at-will and is indefinite. The effective date of this transition will start on October 27, 2024.

This offer is made on the condition that you accept this employment offer by signing this letter and returning it to me by October 23, 2024, and that you agree to commence your duties on October 27, 2024. Please be sure to retain a copy of the signed offer letter for your files.

We appreciate your interest in this position and hope you will consider our offer favorably. We are confident that you will continue to find Old Dominion Electric Cooperative a rewarding professional experience.

If you have any questions with regards to the offer, please do not hesitate to contact me at [phone number] or [email].

Congratulations on your new position!

Sincerely,

/s/ Chris Cosby

Chris Cosby

Chief Operating Officer

AGREED TO AND ACCEPTED BY:

/s/ Michael Wise Dated: 10/23/2024

Michael Wise

4201 Dominion Blvd, Glen Allen, VA 23060 804-747-0592 www.odec.com